Exhibit 5.6

18th May 2006

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens

Dear Sirs,

Re:	Issue of Securities by Tsakos Energy Navigation Limited guaranteed by Cyprus Subsidiary Companies

1.	Instructions and parties to transaction

We have acted as your special legal advisers in Cyprus, on the instructions of your general legal counsel Messrs Holman, Fenwick & Willan in connection with:

1.1	a senior securities indenture (“the Senior Indenture”) to be made between (i) yourselves, as issuer (“the Issuer”), (ii) the Subsidiary Guarantors including, inter alios, Klera Navigation Company Limited and Grevia Marine Company Limited, both of Nicosia, Cyprus (“the Companies”), and (iii) Wells Fargo Bank Minnesota, N.A., as trustee (“the Trustee”), whereby the Issuer will agree to issue the Securities on the terms set out therein and each of the Companies, jointly and severally with the other Subsidiary Guarantors, will guarantee the obligations of the Issuer under the Securities.

1.2	a subordinated securities indenture (“the Subordinated Indenture” and together with the Senior Indenture “the Indentures”) to be made between (i) the Issuer, (ii) the Subsidiary Guarantors, including, inter alios, the Companies and (iii) the Trustee, whereby the Issuer will agree to issue the Securities on the terms set out therein and each of the Companies, jointly and severally with the other Subsidiary Guarantors, will guarantee the obligations of the Issuer under the Securities.

2.	Meaning of terms used

Capitalized terms and expressions used herein and defined in the Indentures shall bear the meaning ascribed to them therein, unless otherwise explicitly defined in this Opinion or the context otherwise requires.

3.	Documents considered

We have considered drafts of the following documents sent to us by your general legal counsel, in the form in which, as we have been advised by the said general legal counsel, they will be filed under the United States Securities Act of 1933, as amended, pursuant to a Registration Statement on Form F-3 :

3.1	the Senior Indenture and;

3.2	the Subordinated Indenture;

4.	Constitutional and corporate documents perused

We have also perused, reviewed or considered the following constitutional and corporate documents, authorities and/or certificates as originals or copies certified to our satisfaction:-

4.1	Memorandum and Articles of Association of each of the Companies;

4.2	Secretary’s Certificate of each of the Companies confirming, inter alia, the officers and shareholders of each company;

4.3	Directors’ Resolutions of each of the Companies approving, inter alia, the execution of the Indentures and the granting of the Subsidiary Guarantees thereunder;

4.4	Written Resolutions of the Members of each of the Companies.

5.	Searches conducted in public registers

In connection with the giving of this Opinion, we have carried out searches at the Companies’ Registry as regards each of the Companies and examined their respective public files, in order to verify the contents hereof.

6.	Examination of the law

Finally we have made such examination of the law as we have deemed necessary and examined such other documents as we have deemed appropriate for the purpose of giving the opinions set out below.

7.	Opinions

Based on the foregoing and subject to the qualifications and assumptions expressed below, we are of the opinion that, in so far as the law of the Republic of Cyprus is concerned and to the extent that such law is applicable:-

7.1	Corporate status

Each of the Companies is duly incorporated and validly existing under the laws of the Republic of Cyprus as a limited liability company and is duly qualified and authorised to carry on its business as it is now being conducted and empowered to own its assets.

7.2	Power to enter into & perform

Each of the Companies has full power and legal right to enter into, execute, deliver and perform the terms of the Indentures and all transactions and other documents contemplated thereby.

7.3	Necessary corporate action taken

Each of the Companies has taken all necessary corporate, shareholder or other action necessary to authorise the entry into, execution, delivery and performance of the Indentures.

7.4	Valid and enforceable obligations

Upon their due execution according to Cyprus law, the Indentures will constitute the legal, valid and binding obligations of each of the Companies enforceable in accordance with their respective terms, provided, they will also be valid and enforceable under New York law by which they are expressed to be governed.

7.5	Documents in proper form

Upon their due execution according to Cyprus law, the Indentures will be in proper form for their enforcement in the courts of the Republic of Cyprus.

7.6	No contravention of laws and regulations

No provision of any existing law, statute, rule or regulation of the Republic of Cyprus applicable to each of the Companies would be contravened by the execution, delivery or performance by each of the Companies of its obligations under the Indentures.

7.7	All authorisations obtained

All authorisations, approvals, consents, licenses, permits, exemptions of any governmental or public bodies or authorities of the Republic of Cyprus required or advisable in connection with the entry into, execution, delivery, performance, validity, enforceability and admissibility in evidence of the Indentures and the transactions contemplated thereby have been obtained or granted and are in full force and effect.

7.8	Registration of documents

It is not necessary or advisable under the laws of the Republic of Cyprus in order to ensure the legality, validity, enforceability or admissibility in evidence of the Indentures as against all persons that such documents be notarised, filed, recorded, registered, entered or enrolled in any court, public office or register or elsewhere in Cyprus and that any instrument or form relating thereto be executed, delivered, filed, recorded or registered.

7.9	Payments free of tax

All payments to be made by each of the Companies under the Indentures may, under existing applicable laws and regulations of the Republic of Cyprus, be made free and clear of and without any withholding or deduction for or in respect of any tax.

7.10	No stamp duty

No stamp duty or similar transaction tax or other registration fees or charges are payable in respect of the Indentures.

7.11	No approvals for payments

No authorisations, approvals, licenses, consents or waivers of the Government of the Republic of Cyprus or any authority thereof are necessary for any payments which each of the Companies is or will be required or may be called upon to make under the Indentures.

7.12	Ranking of obligations

Upon due execution of the Indentures according to Cyprus law, the obligations of each of the Companies thereunder will be direct, general and unconditional obligations of each of the Companies and will rank at least, pari passu with all other present or future unsecured and unsubordinated obligations of each of the Companies.

7.13	No immunity

None of the Companies nor any of their assets enjoy any right of immunity from any legal action or proceeding (which shall include, without limitation, attachment prior to judgment, execution or other enforcement).

7.14	Choice and application of non-Cypriot law

The choice of New York law to govern the Indentures would be upheld as a valid choice of law by the Courts of the Republic of Cyprus. Furthermore, upon proof of the relevant provisions of New York law, New York law would be applied by the Cyprus Courts if the Indentures or any claim thereunder were to come under their jurisdiction.

7.15	No licensing requirement for Trustee

It is not necessary under Cyprus law that the Trustee be licensed, authorised or otherwise entitled to carry on business in Cyprus in order to enter into, execute, perform or enforce the Indentures.

7.16	No presumption of residence for the Trustee

The Trustee is not and will not be deemed to be resident, domiciled, carrying on business or subject to taxation in Cyprus by reason of the negotiation, execution, performance, enforcement of and receipt of any payments due from the Companies under the Indentures.

8.	Qualifications

Our Opinion is subject to the following qualifications:-

8.1	Limitation on enforcement of rights

Enforcement of the rights and remedies provided for in the Indentures may be limited by applicable insolvency and bankruptcy laws or other laws of general application relating to or affecting creditors’ rights.

8.2	Equitable remedies discretionary

Equitable remedies such as specific performance and injunction are in the discretion of the Courts.

8.3	Documentary conclusiveness reviewable by Courts

Any determination, certificate or other matter stated in the Indentures to be conclusive may nevertheless be subject to review by the Courts.

8.4	Enforceability of obligations subject to equity

Enforceability of the obligations of each of the Companies may be subject to equitable principles.

8.5	Parameters of Opinion

Our Opinion is strictly confined to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the documentation referred to above.

9.	Assumptions

In rendering this Opinion we have assumed:-

9.1	Genuineness of signatures

The genuineness of all signatures on the above enumerated documents.

9.2	Authenticity of documents

The authenticity of all documents submitted to us as originals or copies, certified or otherwise, of originals.

9.3	Power & authority of Trustee & Issuer

The power, authority and legal right of the Trustee and the Issuer to enter into, execute, perform its obligations and enforce its rights under the Indentures.

9.4	Compliance with non-Cypriot Law

The due compliance with all matters of legality, validity, admissibility in evidence and enforceability under New York law governing the Indentures.

10.	Jurisdictional limits of Opinion

This Opinion is limited to matters of Cyprus law. We express no opinion with respect to the law of any other jurisdiction.

Yours faithfully,

/s/ MONTANIOS & MONTANIOS

Avra Arestis-Zachariades

18th May 2006

ISSUE OF SECURITIES BY TSAKOS ENERGY NAVIGATION LIMITED

GUARANTEED BY CYPRUS SUBSIDIARY COMPANIES

OPINION ON CYPRUS LAW

1.	Instructions and parties to transaction

2.	Meaning of terms used

3.	Documents considered

4.	Constitutional and corporate documents perused

5.	Searches conducted in public registers

6.	Examination of the law

7.	Opinions

7.1	Corporate status

7.2	Power to enter into & perform

7.3	Necessary corporate action taken

7.4	Valid and enforceable obligations

7.5	Documents in proper form

7.6	No contravention of laws and regulations

7.7	All authorisations obtained

7.8	Registration of documents

7.9	Payments free of tax

7.10	No stamp duty

7.11	No approvals for payments

7.12	Ranking of obligations

7.13	No immunity

7.14	Choice and application of non-Cypriot law

7.15	No licensing requirement for Trustee

7.16	No presumption of residence for the Trustee

8.	Qualifications

8.1	Limitation on enforcement of rights

8.2	Equitable remedies discretionary

8.3	Documentary conclusiveness reviewable by Courts

8.4	Enforceability of obligations subject to equity

8.5	Parameters of Opinion

9.	Assumptions

9.1	Genuineness of signatures

9.2	Authenticity of documents

9.3	Power & authority of Trustee & Issuer

9.4	Compliance with non-Cypriot Law

10.	Jurisdictional limits of Opinion